Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration No. 333-171827
Molycorp Announces Approval of Phase 2 Expansion at Mountain Pass, a
Proposed Mandatory Convertible Preferred Offering by the Company and
Proposed Secondary Offering of Common Stock
Greenwood Village, CO (January 24, 2011, 10 a.m. Eastern) — Molycorp, Inc. (NYSE: MCP), the Western hemisphere’s only producer of rare earth oxides, today announced that its Board of Directors has approved a Phase 2 expansion plan that is expected to double the production capacity of its Mountain Pass facility in California. In addition, the Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) in connection with a proposed mandatory convertible preferred stock offering by the Company as well as an offering of common stock by certain stockholders.
In light of strong industry fundamentals, including reduced Chinese supply and the strong pricing environment, Molycorp’s Board of Directors approved a Phase 2 expansion plan that is expected to give Molycorp the ability to produce at an annual rate of up to approximately 40,000 metric tons of rare earth oxide (REO) equivalent per year at its Mountain Pass facility by the end of 2013. This expansion represents an approximate doubling of the original Phase 1 production capacity at an estimated capital cost of approximately $250 million, in addition to the costs for the Phase 1 plan. The Company believes that it will realize substantial savings by committing to this expansion now while construction activities are underway for its Phase 1 initial modernization and expansion plan.
While Molycorp’s production capacity is expected to reach 40,000 metric tons of REO equivalent per year with the Phase 2 expansion, the Company will sell its products into the market at a rate commensurate with customer and/or demand growth.
Molycorp expects to use the net proceeds from the proposed mandatory convertible preferred stock offering to fund its Phase 1 and Phase 2 plans.
The proposed secondary offering will help facilitate the liquidity objectives of the selling stockholders via an orderly underwritten offering and will provide additional public float with respect to the Company’s common stock. The principal selling stockholders are affiliates of Resource Capital Funds, Pegasus Capital Advisors, L.P., and The Traxys Group, which are the three main investors that led the purchase of the Mountain Pass Rare Earth Facility in 2008. These selling stockholders will remain substantial investors in Molycorp immediately after the offering.
“Without the foresight and long-term, strategic commitment of Resource Capital Funds, Pegasus Capital Advisors, and The Traxys Group, Molycorp would not be in the position we are today,” said Mark Smith, a member of Molycorp’s Board of Directors and the Company’s Chief Executive Officer. “Their willingness to take on significant, early stage risk has positioned Molycorp, and all of our stakeholders, to continue to benefit from the very positive fundamentals of the rare earth sector.”
J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated will act as joint book-running managers for the proposed offerings. Each of the offerings will be made only by means of a prospectus.

When available, copies of the preliminary prospectus relating to each of the offerings may be obtained from J.P. Morgan Securities LLC; c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; or from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014 (1-866-718-1649, email address: prospectus@morganstanley.com).
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
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About Molycorp
Colorado-based Molycorp, Inc. is the only REO producer in the Western Hemisphere and currently produces approximately 3,000 metric tons of commercial rare earth materials per year. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, Molycorp expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year, which is expected to increase to approximately 40,000 metric tons of REO equivalent per year when Phase 2 is completed. The Company intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets.
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This press release contains forward-looking statements that represent the Company’s beliefs, projections and predictions about future events or its future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements. Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: the Company’s ability to secure sufficient capital to implement its business plans, including, without limitation, the proposed offering of mandatory convertible preferred stock; the Company’s ability to complete its Phase 1 modernization and expansion efforts and Phase 2 expansion efforts and reach planned production rates for REOs and other planned downstream products; uncertainties associated with the Company’s reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earth materials; the Company’s ability to maintain appropriate relations with unions and employees; the Company’s ability to successfully implement its “mine-to-magnets” strategy; environmental laws, regulations and permits affecting the Company’s business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by the Company; uncertainties associated with unanticipated geological conditions related to mining; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, which filings are available from the SEC.

Any forward-looking statement you read in this press release reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
Molycorp has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Molycorp has filed with the SEC for more complete information about Molycorp and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus for each offering if you request it by calling J.P. Morgan Securities LLC at 1-866-803-9204 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.
Investor Relations:
ICR, LLC
Gary T. Dvorchak, CFA
Senior Vice President
+1 (310) 954-1123
Gary.Dvorchak@icrinc.com
Company Contact:
Molycorp, Inc.
Jim Sims
Director of Public Affairs
+1 (303) 843-8067
Jim.Sims@Molycorp.com